EXHIBIT 3.144

AGREEMENT OF INCORPORATION

I. The undersigned agrees to become a corporation by the name of (1)

PEERLESS EAGLE COAL CO.

II. The principal Office or Place of Business of said Corporation will be located at (1) No. 1101 Kanawha Banking & Trust Building, in the city of Charleston in county of Kanawha and State of West Virginia. Its chief works will be located (3) in Summersville District, Nicholas County, West Virginia, and elsewhere in said State.

III. The objects for which this Corporation is formed are as follows:

To acquire by purchase, lease, or otherwise, coal lands, coal seams and deposits and all necessary mine and mineral rights and privileges, easements and franchises for the mining, removal, operation and marketing of coal, and to operate coal mines and to manufacture coke or any product of coal and coke, and to market the same.

To buy, lease, acquire, manufacture, sell and deal in coal, mining machinery, fixtures, appliances, and equipment and any article of manufacture useful or necessary in the operation of coal mines, products of coal or coke and useful or necessary in the transportation, sale, delivery and marketing of coal or coke or the products of either of them.

To cut, remove, manufacture, timber, lumber, or other products of timber and to store, remove and market the same, to engage in the business of mining, quarrying, preparing for market and selling all mineral and mineral substances, stone and the products thereof of any sort.

To conduct a general store or stores at wholesale and retail and to engage generally in the wholesale and retail mercantile business.

To engage in the development and manufacture of new and novel mining machinery and to obtain patents and other rights therefor and to license, sell or otherwise dispose of such machinery.

To borrow or raise moneys for any purpose of the corporation and from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness and to secure the payment thereof and the interest thereon by mortgage or assignment in trust of the whole or any part of the property of the corporation, and to sell or otherwise dispose of the secured bonds or other obligations of the corporation for its corporate purposes.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares when such use would cause an impairment of its capital, except as otherwise permitted by law.

In general, to carry on any other business in connection with the foregoing powers and to have and exercise all the powers conferred by the laws of West Virginia upon corporations and to do any or either of the things hereinbefore set forth to the same extent as natural persons might or could do.

The foregoing objects and purposes shall, except where otherwise expressed, not be limited or restricted by reference to or inference from the terms of any other clauses of this agreement of incorporation, but the objects and purposes specified in each shall be regarded as independent objects and purposes.

IV. The amount of the total authorized capital stock of said corporation shall be Fifty Thousand dollars which shall be divided into five hundred shares of the par value of One Hundred ($100.00) dollars each.

The amount of capital stock with which it will commence business is One Thousand Dollars ($1,000.00) being ten (10) shares One Hundred Dollars ($100.00) each.

V. The names and post office addresses of the incorporators and the number of shares of stock subscribed for by each are as follows:

(The number of incorporators to be not less than three as to stock,

nor less than five as to nonstock corporations.)

Name (5)	P.O. Address (6)	No. of Shares of Common Stock	No. of Shares Preferred Stock	Total No. of Shares
Virginia C. Field	P.O. Box 273, Charleston, W. Va	1		1
Dorothy D. Donnally	P.O. Box 273, Charleston, W. Va	1		1
Marion B. Shaw	P.O. Box 273, Charleston, W. Va	1		1

VI. The existence of this corporation is to be perpetual.

VII. 1. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of West Virginia may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the laws of the State of West Virginia, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

2. No contract or transaction into which this corporation enters with one or more of its directors, or with any firm of which one or more of the directors of this corporation are members, or with any other corporation or association of which one or more of the officers or directors of this corporation are officers, directors, or stockholders, shall be invalidated or in any way affected by the fact that such director or directors have or may have interests therein which are or might be adverse to the interests of this corporation, provided that such contract or transaction is entered into in good faith and in the usual course of business.

3. This corporation may impose such limitations and restrictions upon the sale or transfer of its capital stock and upon the certificates evidencing such stock as its Board of Directors may by appropriate bylaws provide, including but without limiting the generality hereof, provisions requiring a stockholder desiring to sell or transfer stock held by him first to offer such stock to the corporation, or to other stockholders, or to both, upon terms and conditions set forth in any bylaws relating to such sale and transfer.

WE, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of West Virginia do make and file this Agreement and we have accordingly hereunto set our respective hands this 19 day of January, 1960.

/s/ Virginia C. Field

Virginia C. Field

/s/ Dorothy D. Donnally

Dorothy D. Donnally

/s/ Marion B. Shaw

Marion B. Shaw

C E R T I F I C A T E

I, ROBERT E. KAMM, President of “Peerless Eagle Coal Co.,” a corporation created and organized under the laws of the State of West Virginia, do hereby certify to the Secretary of State of the State of West Virginia that at a meeting of the stockholders of said corporation regularly held in accordance with the requirements of the law of said State at the office of said corporation at No. 110 Kanawha Banking & Trust Building, in the City of Charleston, in the County of Kanawha, and the State of West Virginia, on the 21st day of February, 1962, at which meeting all of the issued and outstanding stock of such corporation being represented by the holders thereof, in person, by bodies corporate or by proxy, and voting for the following resolution, the same was duly and regularly adopted and passed, to-wit:

RESOLVED: that the certificate of incorporation of Peerless Eagle Coal Col., issued by the Secretary of State of West Virginia under the great seal of said State on the 21st day of January, 1960, be amended to provide that the authorized capital of Peerless Eagle Coal Co. be increased from 500 shares of the par value of $100.00 each to 5,500 shares of the par value of $100.00 each so that the authorized capital stock of said corporation shall be $550,000.00 and that

(a) the amount of the capital stock heretofore authorized is $50,000.00;

(b) the amount of the additional stock authorized is $500,000.00;

(c) all of the additional stock shall be common stock without preferences, restrictions, or qualifications and with equal voting powers;

(d) the newly authorized stock shall consist of 5,000 shares of the par value of $100.00 per share of one class and that no new stock of nominal or without par value is authorized.

RESOLVED FURTHER: that the President or Vice President of Peerless Eagle Coal Co. under his signature and the seal of the corporation certify the foregoing resolution and the fact and the manner of the adoption of the same and of the assenting of all stockholders whose consent has been given to the making of such amendment to the Secretary of State of West Virginia.

Given under my hand and the seal of said corporation this 22nd day of February, 1962.

President of Peerless Eagle Coal Co.

CERTIFICATE OF REDUCTION OF CAPITAL

BY RESOLUTION OF STOCKHOLDERS

The undersigned, ROBERT E. KAMM, President of Peerless Eagle Coal Co., does hereby certify that by agreement in writing of all the stockholders of said corporation, effective December 31, 1962, which was assented to and signed by all of the stockholders who would have been entitled to vote upon the resolution set forth below at a meeting of the stockholders duly called and regularly held, the following resolution was adopted:

RESOLVED:

1. The capital of the Company be reduced by this resolution of the stockholders by retiring and reducing the outstanding shares of the common capital stock now constituting 5100 shares of the part value of $100.00 per share to 500 shares, of the par value of $100.00 per share which will require retirement of 4600 shares now held by James D. Ireland, he being the only holder of the common stock.

2. The amount of $460,000.00 representing the par value of the shares retired shall be charged against and paid out of the capital of the corporation in respect of 4600 shares.

3. The stockholders find that the assets of the corporation remaining after reduction of capital in the amount of $460,000.00 are sufficient to pay any debts, the payment of which have not been otherwise provided for.

4. The president or a vice-president of the corporation under his signature and the seal of the corporation shall certify this resolution and the manner of the adoption of the same and of the assenting of all of the stockholders for the reduction of capital, to the Secretary of State of West Virginia.

The undersigned further declares and states that the assets of the corporation remaining after such reduction of capital are sufficient to pay any debts, the payment of which shall not have been otherwise provided for.

Given under my hand and the seal of Peerless Eagle Coal Co. this 31st day of December, 1962.

President of Peerless Eagle Coal Co.

CERTIFICATE OF REDUCTION OF CAPITAL

BY RESOLUTION OF STOCKHOLDERS

The undersigned, ROBERT E. KAMM, President of “Peerless Eagle Coal Co.,” does hereby certify to the Secretary of State of West Virginia that by agreement in writing of all the stockholders of said corporation who would have been entitled to vote at a meeting of the stockholders duly called and regularly held, the following resolution was adopted effective November 1, 1963, namely:

RESOLVED:

1. That the Certificate of Incorporation of Peerless Eagle Coal Co. issued by the Secretary of State of the State of West Virginia under the Great Seal of said State on the 21st day of January, 1960, as amended, be, and it is hereby, further amended by changing and increasing the authorized capital stock of this corporation from $50,000.00 divided into 500 shares of the par value of $100.00 each, to $75,000.00 which shall be divided into 750 shares of the par value of $100.00 each; and

(a) the amount of capital stock heretofore authorized is $50,000.00 divided into 500 shares of the par value of $100.00 each;

(b) the amount of additional stock authorized is $25,000.00 divided into 250 shares of the par value of $100.00 each;

(c) the additional stock is common stock only, and there are no preferences, voting powers, restrictions, or qualifications of the newly authorized shares;

(d) the newly authorized stock shall consist of 250 shares of the par value of $100.00 per share; only one class is authorized and no stock of nominal or without par value is authorized.

Given under my hand and the seal of Peerless Eagle Coal Co. this 1st day of November, 1963.

President of Peerless Eagle Coal Co.